Exhibit 5.1

John D. Held, Esq.

Executive Vice President, General Counsel and Secretary

Omega Protein Corporation

2105 City West Blvd., Suite 500

Houston, Texas 77042

June 23, 2015

Omega Protein Corporation

2105 City West Blvd., Suite 500

Houston, Texas 77042

Gentlemen:

I am the Executive Vice President, General Counsel and Secretary of Omega Protein Corporation, a Nevada corporation (the “Company”), and am rendering this opinion in connection with the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 1,055,000 shares of common stock of the Company (the “Shares”) issuable pursuant to the Omega Protein Corporation 2015 Long Term Incentive Plan (the “Plan”).

As the basis for the opinion hereinafter expressed, I have examined such statues, regulations, corporate records and documents, certificates of corporate and public officials, and other instruments as I have deemed necessary or advisable for the purposes of this opinion. In such examination I have assumed the authenticity of all documents submitted to me as originals and the conformity with the original documents of all documents submitted to me as copies.

Based upon the foregoing, and subject to the limitations and assumptions set forth below, and having due regard for such legal considerations as I deem relevant, I am of the opinion that the Shares will, when issued and paid for in accordance with the terms of the Plan and the related award agreements with consideration at least equal to the par value of such Shares, be legally issued, fully paid and non-assessable.

This opinion is based on the federal laws of the United States of America and the General Corporation Laws of the State of Nevada. I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is rendered solely for your benefit and may not be relied upon in any manner by any other person or entity without my express written consent.

Very truly yours,

/s/ John D. Held

John D. Held